Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Disclosure of Portfolio Holdings", "Other Service Providers" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference and use of our report dated August 29, 2016, on the financial statements and financial highlights of American Beacon Bridgeway Large Cap Growth Fund as of and for the period ended June 30, 2016, in the Registration Statement (Form N-1A) of the American Beacon Funds, which is filed with the Securities and Exchange Commission in the Post-Effective Amendment No. 263 to the Registration Statement under the Securities Act of 1933 (File No. 033-11387).

/s/ Ernst & Young LLP

Dallas, Texas

October 27, 2016